Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Strong Third-Quarter 2017 Financial Results

•	Average daily volume rose 10 percent to 15.7 million contracts, including records in Energy and Metals

CHICAGO, October 26, 2017—CME Group Inc. (NASDAQ: CME) today reported revenue of $891 million and operating income of $568 million for the third quarter of 2017. Net income was $309 million and diluted earnings per share were $0.91. On an adjusted basis, net income was $406 million and diluted earnings per share were $1.19. Financial results presented on an adjusted basis for the third quarters of 2017 and 2016 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1

“Broad-based strength across our asset classes during the third quarter drove average daily volume up 10 percent, compared to the same quarter last year,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “This performance, coupled with expense discipline, resulted in double-digit adjusted earnings per share growth. Our options business was especially strong during the quarter. Total average daily volume in options increased 14 percent, with overall electronic options up 36 percent. We also continued to expand the number of customers we serve worldwide. As a result, quarterly average daily volume from Europe rose more than 20 percent to surpass 3 million contracts for the first time, and record activity from Asia where volume grew 17 percent to nearly 700,000 contracts per day.”

1.	A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

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Third-quarter 2017 average daily volume was 15.7 million contracts, up 10 percent compared with third-quarter 2016. Clearing and transaction fee revenue was $756 million, up 7 percent compared with third-quarter 2016. Third-quarter 2017 total average rate per contract was 74.9 cents, in line with second-quarter 2017, driven by a favorable product mix which offset volume discounts. Market data revenue was $97 million, down 4 percent compared with the third quarter last year and up slightly from second-quarter 2017.

As of September 30, 2017, the company had $1.7 billion of cash and marketable securities and $2.2 billion of long-term debt. The company paid the regular third-quarter dividend of $224 million in September, and has returned approximately $8.2 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.

CME Group will hold a Q&A conference call to discuss third-quarter 2017 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the Q&A call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. Around the world, CME Group brings buyers and sellers together through its CME Globex® electronic trading platform. CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing, which offer clearing and settlement services across asset classes for exchange-traded and over-the-counter derivatives. CME Group’s products and services ensure that businesses around the world can effectively manage risk and achieve growth.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in regulations, including the impact of any changes in laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; and the unfavorable resolution of material legal proceedings. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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20 South Wacker Drive Chicago, Illinois 60606    cmegroup.com

CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	September 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,631.1	$1,868.6
Marketable securities	88.0	83.3
Accounts receivable, net of allowance	390.3	364.4
Other current assets (includes $50.0 and $30.0 in restricted cash)	340.8	171.7
Performance bonds and guaranty fund contributions	46,942.3	37,543.5

Total current assets	49,392.5	40,031.5
Property, net of accumulated depreciation and amortization	388.9	425.2
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,370.0	2,441.8
Goodwill	7,569.0	7,569.0
Other assets (includes $2.2 and $61.7 in restricted cash)	1,427.3	1,726.6

Total Assets	$78,323.0	$69,369.4

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$36.1	$26.2
Other current liabilities	244.6	1,376.7
Performance bonds and guaranty fund contributions	46,942.3	37,542.7

Total current liabilities	47,223.0	38,945.6
Long-term debt	2,232.6	2,231.2
Deferred income tax liabilities, net	7,437.0	7,291.0
Other liabilities	566.5	560.9

Total Liabilities	57,459.1	49,028.7

Shareholders’ equity	20,863.9	20,340.7

Total Liabilities and Equity	$78,323.0	$69,369.4

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Clearing and transaction fees	$756.2	$704.2	$2,340.2	$2,267.9
Market data and information services	96.9	101.1	289.8	306.4
Access and communication fees	25.7	23.8	74.9	67.7
Other	12.0	12.6	39.8	40.3

Total Revenues	890.8	841.7	2,744.7	2,682.3
Expenses
Compensation and benefits	141.4	130.6	423.0	394.2
Communications	6.1	6.9	18.4	19.9
Technology support services	19.3	17.3	56.2	52.4
Professional fees and outside services	25.8	33.5	83.0	104.2
Amortization of purchased intangibles	23.8	24.0	71.8	72.0
Depreciation and amortization	26.9	31.2	85.1	95.5
Occupancy and building operations	19.8	19.6	59.1	65.3
Licensing and other fee agreements	41.5	31.5	108.2	103.3
Other	18.3	21.8	65.2	113.0

Total Expenses	322.9	316.4	970.0	1,019.8

Operating Income	567.9	525.3	1,774.7	1,662.5
Non-Operating Income (Expense)
Investment income	139.9	36.5	391.2	71.3
Interest and other borrowing costs	(29.1)	(31.1)	(87.9)	(91.9)
Equity in net earnings (losses) of unconsolidated subsidiaries	33.9	28.6	96.5	82.4
Other non-operating income (expense)	(105.3)	(10.5)	(222.9)	(30.9)

Total Non-Operating Income (Expense)	39.4	23.5	176.9	30.9

Income before Income Taxes	607.3	548.8	1,951.6	1,693.4
Income tax provision	298.7	76.0	827.4	532.7

Net Income	$308.6	$472.8	$1,124.2	$1,160.7

Earnings per Common Share:
Basic	$0.91	$1.40	$3.32	$3.44
Diluted	0.91	1.39	3.31	3.43

Weighted Average Number of Common Shares:
Basic	338,771	337,592	338,557	337,299
Diluted	340,329	339,143	340,114	338,834

CME Group Inc. and Subsidiaries

Quarterly Operating Statistics

	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
Trading Days	64	63	62	63	63

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

Product Line	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
Interest rate	6,791	8,300	9,169	8,210	7,424
Equity	2,876	2,875	2,766	2,707	2,624
Foreign exchange	772	883	894	879	971
Energy	2,294	2,586	2,496	2,632	2,693
Agricultural commodity	1,156	1,193	1,261	1,491	1,381
Metal	431	488	512	533	611

Total	14,319	16,325	17,098	16,453	15,704
Venue
Electronic	12,672	14,375	14,947	14,582	14,264
Open outcry	982	1,130	1,362	1,115	889
Privately negotiated	665	820	789	756	551

Total	14,319	16,325	17,098	16,453	15,704

Average Rate Per Contract (RPC)

CME Group RPC

Product Line	3Q 2016	4Q 2016	1Q 2017	2Q 2017	3Q 2017
Interest rate	$0.508	$0.491	$0.492	$0.491	$0.485
Equity	0.676	0.691	0.718	0.731	0.738
Foreign exchange	0.806	0.804	0.823	0.807	0.796
Energy	1.097	1.099	1.130	1.096	1.072
Agricultural commodity	1.335	1.336	1.334	1.300	1.251
Metal	1.542	1.486	1.496	1.449	1.376

Average RPC	$0.750	$0.731	$0.731	$0.749	$0.749

CME Group Inc. and Subsidiaries

Reconciliation of GAAP to non-GAAP Measures

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Income	$308.6	$472.8	$1,124.2	$1,160.7
Restructuring and severance	—	—	3.9	—
Amortization of purchased intangibles	23.8	24.0	71.8	72.0
Loss on disposal of assets	—	—	0.6	5.3
Loss and expenses related to sale-leaseback of data center	—	—	—	28.6
Foreign exchange transaction losses (gains)[1]	(2.9)	1.0	(10.0)	16.5
Net (gains) losses on CME Venture investments	—	(5.2)	—	(1.4)
(Gains) losses on sale of BM&FBOVESPA shares	—	(6.4)	(86.5)	(6.4)
(Gains) losses on sale of Bolsa Mexicana shares	(2.0)	—	(2.0)	—
Income tax effect related to above	(7.4)	(3.2)	(25.4)	(37.3)
Other income tax item[2]	86.1	(126.4)	164.0	(89.0)

Adjusted Net Income	$406.2	$356.6	$1,240.6	$1,149.0

GAAP Earnings per Common Share:
Basic	$0.91	$1.40	$3.32	$3.44
Diluted	0.91	1.39	3.31	3.43

Adjusted Earnings per Common Share:
Basic	$1.20	$1.06	$3.66	$3.41
Diluted	1.19	1.05	3.65	3.39

Weighted Average Number of Common Shares:
Basic	338,771	337,592	338,557	337,299
Diluted	340,329	339,143	340,114	338,834

1.	Results include foreign exchange transaction net gains and losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.
2.	In the third quarter of 2017, we recognized expense primarily for the remeasurement of deferred tax positions resulting from a state and local income tax law change.